TERMINATION OF MINING CLAIM LEASES

This Termination is made as of the 24th day of June, 2013, by and among Valor Gold Corp., a Nevada corporation (“Valor”), Arttor Gold LLC, a Nevada limited liability company and indirect wholly-owned subsidiary of Valor (“Arttor” or “Lessee”), Arthur Leger (“Leger”) and F.R.O.G. Consulting, LLC (“Lessor” and, collectively with Arttor and Valor, “the Parties”).

Whereas, Arttor is the lessee under that certain North Battle Mountain Mineral Lease (the “NMB Lease”) and under that certain Red Rock Mineral Lease (the “Red Rock Lease”), each dated as of May 24, 2011, and F.R.O.G. Consulting, LLC, is the lessor under each such lease;

Whereas, the Parties have agreed that the NMB Lease and the Red Rock Lease shall terminate in consideration of the transfer to Valor of four million shares of common stock in Valor held by Lessor or Leger and in accordance with the terms set forth herein;

Now, therefore, for good and valuable consideration, receipt of which is hereby confirmed, the Parties agree as follows:

1.
Effective June 24, 2013, Lessee’s interest in the original 269 claims under the Red Rock Lease and the original 36 claims under the NMB Lease which claims are more specifically described in Exhibit A, is terminated and released subject to (a) F.R.O.G. Consulting, LLC and Art Leger repaying Lessee the $29,638 held by BLM under Noble Effort State of Nevada Bond (North Dike: $10,592 and Caetano: $19,045) by no later than June 30, 2014 and (b) execution and delivery of the stock assignment in the form attached hereto as Exhibit C by F.R.O.G. Consulting, LLC or Leger, as appropriate, conveying the four million shares of stock in Valor to Valor;

2.
Except as otherwise set forth herein, all obligations under the NMB Lease and Red Rock Lease have been fully satisfied by each of the Parties including all obligations arising upon termination of the leases;

3.
Lessee is not obligated to pay the 2013 claim rental fees and/or perform assessment work, or pay any fees or perform any filing and recording for any of the claims listed in Exhibit A or Exhibit B; and,

4.	The Parties shall reasonably cooperate to execute all further documents or provide information or documents to complete all actions necessary to carry out the Parties’ intent as set forth herein.

[signatures appear on following page]

[signature page to Notice of Termination for Mining Claim Leases]

In witness whereof, the parties set their hands as of the date first set forth above.

Lessee Parties:

Valor Gold Corp., a Nevada corporation

By:___/s/ David Rector_________

Printed:______________________

Title:_____President__________

Arttor Gold LLC, a Nevada limited liability company

By:____/s/ David Rector____________

Printed:______________________

Title:_____Director__________

Lessor: F.R.O.G. Consulting, LLC, a Nevada LLC By:____/s/ Arthur Leger_____________ Printed:______________________ Title:_____President__________ ___/s/ Arthur Leger_____________ Arthur Leger

EXHIBIT C

STOCK ASSIGNMENT

For value received, [F.R.O.G. Consulting, LLC/Arthur R. Leger hereby sells, assigns and transfers unto Valor Gold Corp. 4,000,000 shares of common stock in Valor Gold Corp. (the "Company"). Attached hereto is original stock certificate #_ representing 4,000,000 shares in the Company issued in the name of Arthur Leger.  I hereby irrevocably constitute and appoint the Secretary of the Company as my attorney to transfer the shares represented by such certificate to Valor Gold Corp.

Dated:

  F.R.O.G. Consulting, LLC/Arthur R. Leger